                                  EXHIBIT 3(a)


             Articles of Incorporation, as amended on April 22, 1997

                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                           FIRST FINANCIAL CORPORATION


     ARTICLE 1. Corporate Name. The name of the corporation is First Financial Corporation (hereinafter called the "Corporation").

     ARTICLE 2. Duration. The duration of the Corporation is perpetual.

     ARTICLE 3. Purposes. The purpose for which the Corporation is organized is to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law.

     ARTICLE 4. Capital Stock. The total number of shares of all classes of the capital stock which the Corporation has authority to issue is seventy-eight million (78,000,000) of which seventy-five million (75,000,000) shall be common stock, $1.00 par value per share, amounting in the aggregate to seventy-five million dollars ($75,000,000), and three million (3,000,000) shall be serial preferred stock, $1.00 par value per share, amounting in the aggregate to three million dollars ($3,000,000). The shares may be issued by the Corporation from time to time as approved by its board of directors without the approval of its shareholders. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of the shares of the Corporation. The consideration for the shares shall be paid in whole or in part in money, in other property, tangible or intangible, or in labor or services actually performed for the Corporation. In the absence of fraud in the transaction, the judgment of the board of directors or the shareholders, as the case may be, as to the value of the consideration received for the shares shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable by the Corporation.

     A description of the different classes and series of the Corporation's capital stock and a statement of the powers, designations, preferences, limitations and relative rights of the shares of each class of and series of capital stock are as follows:

     A. Common Stock. Except as provided in this Article 4 (or in any resolution or resolutions adopted by the board of directors pursuant hereto) the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder. There shall be no cumulative voting rights in the election of directors. Each share of common stock shall have the same relative rights as and be identical in all respects with all other shares of common stock.

     Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends; but only when and as declared by the board of directors.

     In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class having preferences over the common stock in the event of liquidation, dissolution or winding up of the full preferential amounts of which they are respectively entitled, the holders of the common stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall be entitled after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

     B. Serial Preferred Stock. The board of directors of the Corporation is authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of serial preferred stock in series, including convertible preferred stock, and to fix and state the voting powers, full or limited, or no voting powers, and such designations, preferences, limitations and relative rights thereof. Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all other shares of the same series.

     Duplicate copies of a resolution  adopted by the directors pursuant to this
Article 4 with a certificate thereto affixed, signed by the president or a vice president and a secretary or an assistant secretary and sealed with the corporate seal, stating the fact and date of adoption, and that such copies are true copies of the original shall be filed in the office of the secretary of state and recorded in the office of the register of deeds of the county in which the registered office of the Corporation is located, and when so filed and recorded shall constitute an amendment to these Articles of Incorporation.

     ARTICLE 5. Preemptive Rights. Holders of the capital stock of the Corporation shall not be entitled to preemptive rights with respect to any shares or other securities of the Corporation which may be issued.

     ARTICLE 6. Internal Affairs. The Corporation shall be under the direction of a board of directors. The board of directors shall consist of not less than twelve (12) nor more than twenty-four (24) directors. The number of directors shall be as stated in the Corporation's by-laws, as may be amended from time to time. The board of directors shall divide the directors into three classes and, when the number of directors is changed, shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, that the directors in each class shall be as nearly equal in number as possible; provided, further, that no decrease in the number of directors shall affect the term of any director then in office; and provided that no classification of directors shall be effective prior to the first annual meeting of shareholders.

     The term of office of directors elected at the first annual meeting of shareholders shall be as follows: the term of office of directors of the first class shall expire at the first annual meeting of shareholders after their election; the term of office of directors of the second class shall expire at the second annual meeting of shareholders after their election and the term of office of directors of the third class shall expire at the third annual meeting of shareholders after their election; and, as to directors of each class, when their respective successors are elected and qualified. At each subsequent annual meeting of shareholders, directors elected to succeed those whose terms are expiring shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders and when their respective successors are elected and qualified. Any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not a quorum, and any director so chosen shall hold office until the next election of directors by the shareholders.

     Any director may be removed for cause by an affirmative vote of at least two-thirds of the total votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for that purpose. At least twenty (20), but not more than sixty (60), days prior to such meeting of shareholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting. No director may be removed as a director except for cause.

     The board of directors or the shareholders may adopt, alter, amend or repeal the by-laws of the Corporation. Such action by the board of directors shall require the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the board of directors called expressly for such purpose. Such action by the shareholders shall require the affirmative vote of at least two-thirds of the total votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for such purpose.

     Special meetings of the shareholders for any purpose or purposes may be called at any time by the chairman of the board, the president, or a majority of the directors then in office and shall be called by the chairman of the board, the president, or the secretary upon the written request of the holders of not less than one-third of all the stock of the Corporation entitled to vote at the meeting. Such written request shall state the purpose or purposes of the meeting and shall be delivered at the registered office of the Corporation addressed to the chairman of the board, the president or the secretary.

     ARTICLE 7. Indemnification. The Corporation shall indemnify each person (and the heirs and legal representatives of such person) who is or was a director or officer of the Corporation, or of any other corporation, partnership, joint venture, trust or other enterprise which he or she served in any capacity at the request of the Corporation, against any and all liability and reasonable expense that may be incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding (whether brought by or in the right of the Corporation or such other corporation, partnership, joint venture, trust or other enterprise or otherwise), civil, criminal, administrative or investigative, or threat thereof, or in connection with an appeal relating thereto, in which he or she may become involved, as a party or otherwise, by reason of his or her being or having been such director or officer, or by reason of any past or future action or omission or alleged action or omission (including those antedating the adoption of these Articles) by him or her in such capacity, whether or not he or she continues to be such at the time such liability or expense is incurred.

     Each person identified above shall be indemnified by the Corporation provided such person acted in good faith, in what he or she believed to be in or not opposed to the best interest of the Corporation or such other corporation, partnership, joint venture, trust or other enterprise, as the case may be, and in addition, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     Any such officer or director referred to in this Article may rely upon an opinion of counsel, whether general counsel for the Corporation or any designated counsel retained by the Corporation, to provide an opinion to such person as to the propriety of acting and if said person relies upon said opinion, he or she shall have deemed to have acted in good faith.

     Any such officer or director referred to in this Article who has been wholly successful, on the merits or otherwise, with respect to any claim, action, suit, or proceeding shall have been deemed to have acted in good faith.

     Termination of any claim, action, suit or proceeding by judgment, settlement or conviction, or upon a plea of guilty or nolo contendere, or its equivalent, shall not create a presumption that a director or officer did not meet the standards of conduct set forth above.

     As used in this Article, the terms "liability" and "expense" shall include, but not be limited to, counsel fees and disbursements and amounts of judgments, fines and penalties against, and amounts paid in settlement by or on behalf of a director or officer. Expenses incurred with respect to any such claim, action, suit or proceeding may be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking by on or behalf of the recipient to repay such amount unless he or she is entitled to indemnification under this Article.

     The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against liability asserted against him or her and incurred by him or her in any such capacity or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provision of this Article.

     The rights of indemnification provided in this Article shall be in addition to any rights to which any person concerned may otherwise be entitled by contact or as a matter of law, and irrespective of the provisions of this Article, the board of directors may, at any time and from any time to time, approve indemnification of directors, officers or employees to the full extend permitted by the provisions of the Wisconsin Business Corporation Law at the time in effect, whether on account of past or future actions.

     ARTICLE 8. Registered Office and Registered Agent. The initial registered office of the Corporation is located in Dane County, Wisconsin, the address of such registered office is 222 West Washington Avenue, Madison, Wisconsin 53703, and the name of its initial registered agent at such address is C T Corporation System.

     ARTICLE 9. Beneficial Ownership Limitation. As long as the Corporation is registered with the Federal Savings and Loan Insurance Corporation as a holding company, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of 10 percent or more of the issued and outstanding Voting Stock (as defined in Article 10 hereto) of the Corporation, unless such offer to acquire or acquisition has received the prior approvals of (i) the Federal Savings and Loan Insurance Corporation, and (ii) the holders of at least two-thirds of the outstanding Voting Stock of the Corporation entitled to vote at a duly constituted meeting of shareholders called for such purpose. In the event Voting Stock is acquired in violation of this Article 9, the excess shares shall no longer be entitled to vote on any matter or take other shareholder action or be counted in determining the total number of outstanding shares for purposes of any matter involving shareholder action, and the board of directors may cause such excess shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds from such sale. The term "person" as used in this
Article 9 means an individual, group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, and any unincorporated organization or similar company. The term "offer" as used in this
Article 9 includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tender of, a security or interest in a security for value.

     The board of directors of the Corporation, when evaluating any offer of another person (as defined in Article 9 hereof) to (i) make a tender or exchange offer for any equity security of the Corporation, (ii) merger or consolidate the Corporation with another institution, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects of acceptance of such offer on (a) depositors, borrowers and employees of savings and loan association subsidiaries of the Corporation, and on the communities in which such subsidiaries operate or are located and (b) the ability of such subsidiaries to fulfill the objectives of savings and loan associations under applicable Wisconsin and federal statutes and regulations.

     ARTICLE 10.  Certain Business Combinations.

                  Subsection 1. Vote Required for Certain Business Combinations.

                    A.  Higher  Vote  for  Certain  Business  Combinations.   In
addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in subsection 2 of this Article 10:

                         (i) any merger or  consolidation  of the Corporation or
                    any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

                         (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $1,000,000 or more; or

                         (iii) the  issuance or transfer by the  Corporation  or
                    any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

                         (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

                         (v) any  reclassification of securities  (including any
                    reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the
                    Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of (a) the holders of at least two-thirds of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class and (b) the holders of at least a majority of the Voting Stock, voting together as a single class, excluding for purposes of calculating both the affirmative vote and the number of outstanding shares of Voting Stock all shares of Voting Stock of which the beneficial owner is an Interested Shareholder or any Affiliate of an Interested Shareholder referred to in clauses (i) through (v) referred to in this paragraph A. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law.

                    B. Definition of "Business Combination." The term "Business Combination" as used in this Article 10 shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this subsection 1.

                  Subsection 2.  When Higher Vote is Not Required.

                  The provisions of subsection 1 of this Article 10 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:

                    A.   Approval  by   Continuing   Directors.   The   Business
Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

                    B. Price and Procedure Requirements. All of the following conditions shall have been met:

                         (i) The  aggregate  amount  of the  cash  and the  Fair
                    Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of common stock in such Business Combination shall be at least equal to the highest of the following:

                                            (a) (if  applicable) the highest per
                    share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of common stock acquired by it
                    (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the
                    transaction in which it became an Interested Shareholder, whichever is higher; or

                                            (b) the Fair Market  Value per share
                    of common stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article 10 as the "Determination Date"), whichever is higher.

                         (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B (ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

                                            (a) (if  applicable) the highest per
                    share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it (1) within two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

                                            (b)  (if   applicable)  the  highest
                    preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up the Bank; or

                                            (c) the Fair Market  Value per share
                    of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

                         (iii) The  consideration  to be  received by holders of
                    outstanding Voting Stock (including common stock) in the Business Combination shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of Voting Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

                         (iv) After such  Interested  Shareholder  has become an
                    Interested Shareholder and prior to the consummation of such Business Combination: (a) there shall have been (1) no reduction in the annual rate of dividends paid on the capital stock (except as necessary to reflect any subdivision of the capital stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of common stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (b) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

                         (v) After  such  Interested  Shareholder  has become an
                    Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                         (vi) A proxy or  information  statement  describing the
                    proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 20 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

                  Subsection 3.  Certain Definitions.

                  For the purposes of this Article 10:

                  A. A "person" shall mean any individual, firm, corporation or other entity.

                  B. "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

                         (i) is the beneficial owner, directly or indirectly, of
                    more than 10% of the voting power of the outstanding Voting Stock; or

                         (ii) is an Affiliate of the Corporation and at any time
                    within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

                         (iii) is an assignee of or has  otherwise  succeeded to
                    any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                  C. A person shall be a "beneficial owner" of any Voting Stock:

                         (i)  which  such  person  or any of its  Affiliates  or
                    Associates  (as  hereinafter  defined)   beneficially  owns,
                    directly or indirectly; or

                         (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                         (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                  D. For the purpose of determining whether a person is an Interested Shareholder pursuant to paragraph B of this subsection 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this subsection 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                  E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

                  F. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph B of this subsection 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

                  G. "Continuing Director" means any member of the board of directors of the Corporation who is unaffiliated with the Interested Shareholder and was a member of the board of directors of the Corporation prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the board of directors of the Corporation.

                  H. "Fair Market Value" means:

                         (i) in the case of  stock,  the  highest  closing  sale
                    price during the 30- day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations Systems or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the board of directors of the Corporation in good faith; and

                         (ii) in the case of  property  other than cash or stock
                    on the date in question as determined by the board of directors of the Corporation in good faith.

                  Subsection 4. Powers of the Board of Directors.

                  A majority of the directors of the Corporation shall have the power and duty to determine for the purposes of this Article 10, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, and (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

                  Subsection 5. No Effect on Fiduciary Obligations of Interested Shareholders.

                  Nothing contained in this Article 10 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

         ARTICLE 11. Amendment of Articles of Incorporation. Except as set forth in this Article or as otherwise required by law, no amendment, addition, alteration, change or repeal of any provision of these Articles of Incorporation shall be made, unless such is first proposed by the board of directors of the Corporation, upon the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the board of directors called expressly for such purpose, and thereafter approved by the shareholders by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote thereon, unless any class or series of shares is entitled to vote thereon as a class in which event the proposed amendment, addition, alteration, change or repeal of any provision of these Articles of Incorporation shall be adopted upon receiving the affirmative vote of holders of a majority of the shares of each class and of each series entitled to vote thereon and of the total shares entitled to vote thereon. Any amendment, addition, alteration, change or repeal of any provision of these Articles of Incorporation shall be effective on the date it is filed with the Secretary of State of the State of Wisconsin or within thirty-one (31) days after such filing if so specified in such approval of shareholders.

         ARTICLE 12. Incorporators. The name and address of each incorporator are as follows:

        NAME                                  ADDRESS

   Ralph R. Staven         300 Wisconsin Avenue, Waukesha, Wisconsin 53187

   Bruce R. Buss           1305 Main Street, Stevens Points, Wisconsin 54481


         IN WITNESS WHEREOF, these Restated Articles of Incorporation have been duly adopted by the Board of Directors of First Financial Corporation on January 18, 1995 pursuant to Sections 180.1007(1) and (2) of the Wisconsin Business Corporation Law and supersede and take the place of the existing articles of incorporation and any amendments to the articles of incorporation.




                                      -------------------------------
                                      Robert M. Salinger, Secretary

This document was drafted by:
Attorney Robert M. Salinger

RETURN TO:
Robert M. Salinger
1305 Main Street
Stevens Point, WI  54481-2811

                              ARTICLES OF AMENDMENT

                           FIRST FINANCIAL CORPORATION

                             A WISCONSIN CORPORATION



         1. The name of the corporation is First Financial Corporation, a Wisconsin Corporation with its registered office in Dane County, Wisconsin.

         2. The amendment to the Articles of Incorporation of First Financial Corporation is as follows: ARTICLE 6 is amended to provide that the Board of Directors shall consist of not less than 7 directors (formerly Article 6 provided that the Board of Directors shall consist of not less than 12 directors). This will be accomplished by deleting the second sentence of Article 6 and replacing it with the following:

                  "The Board of Directors  shall  consist of not less than seven
                  (7) nor more than twenty-four (24) Directors."

The remaining provisions of Article 6 (other than the second sentence, quoted above) are unaffected by this Amendment and shall continue in full force and effect.

         3. Said Amendment to the Articles of Incorporation of First Financial Corporation was adopted by the shareholders and the Board of Directors on April 22, 1997, in accordance with Section 180.1003, Wisconsin Statutes.

         4. The total number of shares outstanding is seventy-five million (75,000,000) common shares; the total number of shares entitled to vote on the Amendment is thirty-six million nine hundred twelve thousand three hundred twenty-six (36,912,326) common shares; and the affirmative number of votes requisite for adoption for such Amendment was twenty-four million six hundred eight thousand two hundred and eighteen (24,608,218) common shares.

         5. The total number of shares voted for the Amendment was thirty-one million seven hundred forty-one thousand one hundred eighty-seven (31,741,187) common shares; the total number of shares voted against such Amendment was five hundred eighty-six thousand three hundred ninety-four (586,394); and two hundred fifty-one thousand two hundred sixty-two (251,262) common shares abstained.

         6. The effective time of this Amendment shall be the time of filing these Articles of Amendment.

         Executed in duplicate and sealed this 22nd day of April, 1997.





                                         /s/ John C. Seramur
                                         -----------------------------
                                         John C. Seramur, President


(SEAL)

                                         /s/ Robert M. Salinger
                                         -----------------------------
                                         Robert M. Salinger, Secretary







This document was drafted by:
Attorney Robert M. Salinger

Return to:
---------

Robert M. Salinger, Esq.
1305 Main Street
Stevens Point, WI  54481-2811